Exhibit j.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of State Farm Mutual Fund Trust on Form N-1A of our reports dated February 18, 2014, relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Report to Interestholders of the LifePath Retirement Master Portfolio, LifePath 2020 Master Portfolio, LifePath 2030 Master Portfolio, LifePath 2040 Master Portfolio, LifePath 2050 Master Portfolio, Active Stock Master Portfolio, and the CoreAlpha Bond Master Portfolio, each a series of Master Investment Portfolio, which are also incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

April 25, 2014